Exhibit 10.2

CONVERTIBLE PROMISSORY NOTE

US$4,500,000.00	Miami, Florida

January 13, 2015

FOR VALUE RECEIVED, METROSPACES, INC., a Delaware corporation (the “Maker”), hereby promises to pay to the order of MRT CONSULTING, INC., a Panamanian corporation (the “Payee”), at Plaza Independencia 822, 13th Floor, Montevideo, Uruguay, in accordance with the terms herein set forth, the principal amount of FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS (US$4,500,000.00), in ten (10) installments of FOUR HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($450,000.00), with interest at the rate of FORTY-ONE HUNDREDTHS OF ONE PERCENT (0.41%) per annum, on the dates and in the amounts of principal and interest set forth in the following table:

Payment	Principal	Interest	Total	Balance After
Date	Payment	Payment	Payment	Payment
February 13, 2016	$450,000.00	$1,537.50	$451,537.50	$4,050,000.00
March 13, 2016	$450,000.00	1,383.75	451,383.75	3,600,000.00
April 13, 2016	$450,000.00	1,230.00	451,230.00	3,150,000.00
May 13, 2016	$450,000.00	1,076.75	451,076.75	2,700,000.00
June 13, 2016	$450,000.00	922.50	450,922.50	2,250,000.00
July 13, 2016	$450,000.00	768.75	450,768.75	1,800,000.00
August 13, 2016	$450,000.00	615.00	450,615.00	1,350,000.00
September 13, 2016	$450,000.00	461.25	450,461.75	900,000.00
October 13, 2016	$450,000.00	307.50	450,307.50	450,000.00
November 13, 2016	$450,000.00	153.75	450,153.75	--0--

This Convertible Promissory Note is made and delivered by Maker in satisfaction of its obligations under Article “Segundo: Precio” of that certain Contrato de Compraventa de Acciones, dated January 13, 2015, by and between Maker and Payee (the “Contrato”).

1.   Interest. This Convertible Promissory Note shall bear interest at the aforesaid rate of interest unless and until the occurrence of an Event of Default (as defined below) occurs. After an Event of default, this Convertible Promissory Note shall bear interest at a floating rate of interest which shall be five (5) percentage points over the rate of interest announced from time to time by Citibank, N.A. as the rate of interest that it charges to its most creditworthy commercial customers. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Interest shall be compounded annually after an Event of Default. The parties believe that the rate of interest referred to in the first sentence of this Section 1 is the Applicable Federal Rate published in accordance with Section 1274(d) of the Internal Revenue Code. In the event that it shall be determined that such Applicable Federal Rate shall be higher than the rate so referred to, such higher Applicable Federal Rate shall be the rate of interest applicable to this Convertible Promissory Note, Maker shall pay to Payee all unpaid payments of interest at such higher rate and Maker shall pay to Payee the difference between the payments of interest that should have been paid at such higher rate and the payments of interest theretofore made.

2.   Payment. Payment under this Convertible Promissory Note shall be in the lawful money of the United States of America and in immediately available funds in accordance with the written instructions of Payee.

3.   Prepayment. The principal amount of this Convertible Promissory Note and any accrued and unpaid interest thereon may be prepaid, in whole or in part, by Maker without penalty or premium. Partial prepayments shall be applied first to accrued and unpaid interest and then to principal. Such prepayment may be made at any time without notice.

4.   Covenant as to Filing of Reports under the Exchange Act and Maintenance of Exchange Act Registration. As long as this Convertible Promissory Note is outstanding and as long as Payee is the beneficial holder of any shares of Common Stock (as that term is herein defined) issued upon conversion under Section 8, Maker (i) will timely file all reports and other materials required to be filed by Section 13 of the Securities Exchange Act of 1934, other than Current Reports on Form 8-K, and (ii) will cause such Common Stock to be registered under Section 12(b) or (g) of said Act. After any such conversion and as long as Payee holds any of the shares of such Common Stock issued upon such conversion, Maker shall give immediate notice only by personal delivery or e-mail to Payee upon becoming aware of Maker’s failure to comply with the covenant set forth in this Section 4.

5.   Waiver of Demand, Etc. Payee waives demand, presentment, protest and notice of any kind and consents to the extension of time for payments or other indulgence with respect to this Convertible Promissory Note, all without notice.

6.   Remedies. If an Event of Default occurs and is continuing, Payee may, by written notice given to Maker, declare the principal of and accrued interest on this Convertible Promissory Note to be due and payable immediately; provided, however, that upon the occurrence of any Event of Default described in Section 7(c), the principal of and accrued interest on this Convertible Promissory Note shall automatically become due and payable immediately without the requirement notice or any other action on the part of Payee. In the event that any action is commenced by Payee to enforce its rights under this Convertible Promissory Note and Payee prevails in such action, Maker shall reimburse Payee for Payee’s costs and expenses, including, without limitation, reasonable legal fees, incurred in connection therewith.

7.   Events of Default. The term “Event of Default” means the occurrence of any one or more of the following:

(a)   Maker shall fail to make full payments of principal or interest as set forth in Section 1 and such failure shall continue unremedied for a period of five (5) days after written notice from Payee;

(b)   Maker shall fail to comply with its covenant under Section 4 or any other covenant of obligation under this Convertible Promissory Note and such default shall continue unremedied for a period of fifteen (15) days after written notice from Payee, provided, however, that in the event that such default cannot with diligence be cured within said period, Payee shall have such period as is reasonable to cure such default;

(c)   Maker or a Material Subsidiary (as hereinafter defined) alone or one or more Material Subsidiaries together holding ten percent (10%) of Maker’s consolidated assets: (i) shall commence a voluntary case under any Bankruptcy Law (as hereinafter defined); (ii) shall become subject to an involuntary case under any Bankruptcy Law which is not withdrawn, discharged or stayed within sixty (60) days after the commencement thereof; (iii) shall consent to the appointment of a Custodian (as hereinafter defined) for a substantial portion of its property; (iv) shall become subject to the appointment of a Custodian for a substantial portion of its property, which appointment is not withdrawn, discharged or stayed within sixty (60) days after the appointment thereof; or (v) shall make a general assignment for the benefit of its creditors.

The term “Material Subsidiary” means an entity in which Maker holds, directly or indirectly more than fifty percent (50%) of the voting power. The term “Bankruptcy Law” means Title 7, Title 11 or Title 13, of the United States Code or any similar federal or state law for the relief of debtors or the similar laws of any foreign jurisdiction. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official acting, appointed or empowered under any Bankruptcy Law.

8.   Conversion.

(a)   Conversion. Payee shall have the right, at its option, to convert, subject to the terms and provisions of this Section 8, all or any portion of the unpaid principal amount of this Convertible Promissory Note and the interest accrued thereon (the sum of such unpaid principal amount and such accrued interest as it shall exist from time to time being the “Convertible Amount”) into the number of fully paid and nonassessable shares of the common stock, par value $0.000001 per share (“Common Stock”) as shall be equal to the portion of the Convertible Amount that Payee desires so to convert divided by the Conversion Price (as that term is hereinafter defined) then in effect, by delivery of notice of such conversion to Maker at its address for notice; provided, however, that Maker shall not issue any fractional shares in connection with any conversion pursuant to this Section 8, but shall round up any fractional share to the next highest share. The shares deliverable upon any such conversion are referred to as the “Conversion Shares.”

(b)     Delivery of Stock Certificates; Time Conversion is to be Effective; No Adjustment for Interest or Dividends. As promptly as practicable after the delivery of the aforesaid notice of conversion, Maker shall deliver or cause to be delivered to or upon the written order of Payee, certificates representing the number of fully paid and nonassessable Conversion Shares into which all or a portion of the Convertible Amount shall have been converted. Subject to the following provisions of this Subsection (b), such conversion shall be deemed to have been made at the close of business on the date on which this Convertible Promissory Note shall have been surrendered for conversion as provided in Subsection (a) of this Section 8 (the “Conversion Date”), so that the rights of Payee under this Convertible Promissory Note as such (only to the extent that the Convertible Amount is converted) shall cease at such time and the person or persons entitled to receive the Conversion Shares upon such conversion shall be treated for all purposes as having become the record holder or holders of such Conversion Shares at such time; provided, however, that no such surrender on any date when the stock transfer books of Maker shall be closed shall be effective to constitute the person or persons entitled to receive Conversion Shares upon such conversion as the record holder or holders of such Conversion Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Conversion Shares as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open or Maker is required to effect such conversion.

If the day for the exercise of the conversion right shall not be a business day at the palace where notice of conversion is to be given, then such conversion right will be deemed to be exercised on the next succeeding day which is a Business Day.

No adjustments in respect of interest or cash dividends shall be made upon conversion of this Convertible Promissory Note.

(c)     Conversion Price. The conversion price for this Convertible Promissory Note (the “Conversion Price”) shall be the Current Market Price. As used in the previous sentence, the term “Current Market Price” shall mean the average of the daily closing prices for a share of Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the day on which this Convertible Promissory Note is delivered for conversion pursuant to Subsection (a) of this Section 8. A trading day shall be any day on which the Common Stock is able to be quoted or traded on the principal United States market for the Common Stock, as determined by the Board of Directors of the Corporation or if, in the judgment of the Board of Directors of the Corporation, there exists no principal United States market for the Common Stock, then as determined in good faith by the Board of Directors of the Corporation (the “Principal Market”), whether or not the Common Stock actually is traded on such day. The closing price for each day shall be the last reported sales price for the Common Stock, or, in case no reported sale takes place on such day, the average of the closing bid and asked prices therefor, as quoted on the Principal Market.

(d)     Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as follows:

(i)     In case Maker shall, after the date of this Convertible Promissory Note, (A) pay a stock dividend or make a distribution in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of Maker, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of this Convertible Promissory Note thereafter surrendered for conversion shall be entitled to receive an equivalent number of shares of its Common Stock or capital stock of any other class which it would have owned immediately following such action had this Convertible Promissory Note been converted immediately prior thereto. Any adjustment made pursuant to this Subsection (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii)   In case Maker, after the date hereof, shall issue rights, warrants or options entitling the recipients thereof to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Conversion Price for this Convertible Promissory Note then in effect, the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect for immediately prior to the date of issuance of such rights, warrants or options by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance), plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered to subscription or purchase) would purchase at the Conversion Price then in effect, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance) plus the number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered for subscription or purchase are convertible). Such adjustment shall be made successively whenever any such rights, warrants or options are issued. In determining whether any rights, warrants or options entitle the holder of this Convertible Promissory Note to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at less than the Conversion Price then in effect and in determining the aggregate offering price of such shares of Common Stock (or conversion price of such convertible securities), there shall be taken into account any consideration received by Maker for such rights, warrants or options (and for such convertible securities), the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors of Maker (which determination shall be conclusive). If at the end of the period during which such warrants, rights or options are exercisable not all of such warrants, rights or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to the Conversion Price which would have been in effect based on the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock actually issuable) upon conversion of the convertible securities.

(iii)   In case Maker, after the date of this Convertible Promissory Note, shall distribute to all holders of its outstanding Common Stock any shares of capital stock (other than Common Stock), evidences of its indebtedness or assets (including securities and cash, but excluding any cash dividend paid out of current or retained earnings of Maker and dividends or distributions payable in stock for which adjustment is made pursuant to Subsection (i) of this Section 8(d) or rights, warrants or options to subscribe for or purchase securities of Maker (excluding those referred to in Subsection (ii) of this Section 8(d), then in each such case, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the Conversion Price for this Convertible Promissory Note then in effect less the fair market value on such record date (as determined in good faith by the Board of Directors of Maker, which determination shall be conclusive) of the portion of the capital stock or the evidences of indebtedness or the assets so distributed to the holder of one share of Common Stock or of such subscription rights, warrants or options applicable to one share of Common Stock and of which the denominator shall be the Conversion Price then in effect. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. If at the end of the period during which warrants, rights or options described in this Subsection (iii) are exercisable not all such warrants, rights or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based on the number of warrants, rights or options actually exercised.

(iv)   Notwithstanding anything in subsection (ii) or (iii) of this Section 8(d) to the contrary, with respect to any rights, warrants or options covered by Subsection (ii) or (iii) of this Section 8(d), if such rights, warrants or options are exercisable only upon the occurrence of specified events, then for purposes of this Section 8(d), such rights, warrants or options shall not be deemed issued or distributed, and any adjustment to the Conversion Price required by subsection (ii) or (iii) of this Section 8(d) shall not be made until such events occur and such rights, warrants or options become exercisable.

(v)   In case Maker, after the date of this Convertible Promissory Note, shall issue shares of Common Stock (excluding those rights, warrants, options, shares of capital stock or evidences of its indebtedness or assets referred to in subsection (ii) or (iii) of this Section 8(d)) at a net price per share less than the Conversion Price on the date that Maker fixes the offering price of such additional shares, the Conversion Price shall be reduced immediately thereafter so that it shall equal the price determined by multiplying such Conversion Price in effect immediately prior thereto by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Conversion Price then in effect and the denominator shall be the number of shares of Common Stock that would be outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made. This Subsection (v) shall not apply to Common Stock issued pursuant to an incentive stock option, as that term is defined in Section 422(b) of the Internal Revenue Code of 1986, shares issued upon conversion of its Series B Preferred Stock or shares or units that vest under any employee benefit plan.

(vi)   In any case in which this Section 8(d) shall require that an adjustment be made immediately following a record date or an effective date, Maker may elect to defer (but only until five Business Days following the mailing by Maker to Payee of the certificate required by subsection (viii) of this Section 8(d), issuing to the holder of this Convertible Promissory Note converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment.

(vii)   No adjustment in the Conversion Price of this Convertible Promissory Note shall be required to be made unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this Subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8(d) shall be made to the nearest one hundredth of one cent.

(viii)   Whenever the Conversion Price is adjusted as provided in this Section 8, Maker will promptly mail to the holder of this Convertible Promissory Note a certificate of Maker’s Treasurer or Chief Financial Officer setting forth the Conversion Price as so adjusted and a brief statement of facts accounting for such adjustment.

(e)   Consolidation or Merger. If Maker shall at any time consolidate or merge with or into another corporation, (i) Maker shall give at least five (5) days’ prior written notice to Payee of such consolidation or merger and the terms thereof and (ii) Payee shall thereafter be entitled to receive, upon the conversion thereof, the securities or property to which a holder of the number of Conversion Shares then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger. Maker shall take such steps in connection with such consolidation or merger as may be necessary to assure such holder that the provisions of this Agreement shall thereafter be applicable, as nearly as reasonably may be in relation to any securities or property thereafter deliverable upon the conversion of this Convertible Promissory Note including, but not limited to, obtaining a written acknowledgement from the continuing corporation or other appropriate corporation of its obligation to supply such securities or property upon such conversion. The sale of all or substantially all of the assets of Maker shall be deemed a consolidation or merger for the foregoing purposes.

(f)   Taxes on Conversion. The issuance of certificates representing for Conversion Shares upon the conversion of this Convertible Promissory Note shall be made without charge to Payee for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holder of this Convertible Promissory Note; provided, however, that Maker shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of Payee and Maker shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to Maker the amount of such tax or shall have established to the satisfaction of Maker that such tax has been paid.

9.   Usury. In no event whatsoever shall the amount of interest paid or agreed to be paid to Payee exceed the maximum amount permissible under applicable law. If Payee shall receive as interest, an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal amount outstanding under this Convertible Promissory Note (without prepayment premium or penalty).

10.   Assignment, Amendment, Etc. This Convertible Promissory Note may be assigned, transferred, sold or pledged by Payee without the prior written consent of Maker. This Convertible Promissory Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and Payee’s heirs, executors, administrators and permitted assigns. If any term of this Convertible Promissory Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. This Convertible Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged therewith. No delay, failure or omission by Payee or any subsequent holder in respect of the exercise of any right or remedy granted hereunder or allowed by law to Payee or other holder shall constitute a waiver of the right to exercise the same at any future time or in the same or other circumstances.

11.   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Convertible Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law. Maker by the execution of this Convertible Promissory Note and Payee by acceptance hereof:

  irrevocably consents and submit to the jurisdiction of the Courts of the State of Florida and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Convertible Promissory Note or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Maker and Payee or the conduct of such persons in connection with this Convertible Promissory Note or otherwise shall be heard only in the courts described above; and

  WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONVERTIBLE PROMISSORY NOTE.

12.   Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, mailed by registered or certified mail, postage prepaid, or emailed (solely in the case of the notice required by Section 5(d)) to the person to whom it is directed at its address specified below, or such other address as such person may hereinafter specify by notice:

If to Maker, at:

888 Brickell Key Dr., Unit 1102
Miami, FL 33131

If to Payee, at its address written above, or, in the event of notice by email given pursuant to Section 4(d), the address for notice set forth therein. Any notice given by email shall be confirmed by notice given by another of the methods for giving notice set forth above.

13.   Unenforceability. If one or more provisions of this Convertible Promissory Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Convertible Promissory Note, and the balance of this Convertible Promissory Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

14.   Pledge Agreement. The obligations of Maker under this Convertible Promissory Note are secured as provided in the Contrato.

15.   Section Titles. The section titles in this Convertible Promissory Note have been inserted for reference only and shall not be deemed to be part hereof.

IN WITNESS WHEREOF, Maker has executed this Convertible Promissory Note as of the date first above written.

METROSPACES, INC.

By: Oscar Brito
        Oscar Brito
       Chief Executive Officer